Exhibit 3.1

CERTIFICATE OF OWNERSHIP

AND MERGER

MERGING

YRC WORLDWIDE INC.

a Delaware corporation

INTO

YELLOW ROADWAY CORPORATION

a Delaware corporation

(Pursuant to Section 253 of the General Corporation

Law of the State of Delaware)

Yellow Roadway Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That Yellow Roadway Corporation (the “Company”) and YRC Worldwide Inc. are corporations duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

SECOND: That the Company owns all of the issued and outstanding shares of the capital stock of YRC Worldwide Inc.

THIRD: That the board of directors of the Company adopted the following resolutions at a meeting held on December 15, 2005, and that such resolutions have not been rescinded and are in full force and effect on the date hereof:

“RESOLVED, that the Board of Directors of the Company deems it advisable and in the best interest of the Company to merge a new-formed wholly owned subsidiary which is a Delaware corporation (“Newco”) with and into the Company, with the Company being the surviving corporation;

RESOLVED, that, at such time as the Chief Executive Officer, Chief Financial Officer or Senior Vice President and General Counsel of the Company deems appropriate, Newco be merged with and into the Company, pursuant to Section 253 of the General Corporation Law of the State of Delaware, and that the Company succeed to and possess all the rights and assets of Newco and be subject to all of the liabilities and obligations of Newco;

RESOLVED, that the Certificate of Incorporation, as amended, of the Company shall be the Certificate of Incorporation, as amended, of the surviving entity, with the exception that Article First of the Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows: “The name of the Corporation is YRC Worldwide Inc.”;

RESOLVED, that the bylaws of the Company shall be the bylaws of the surviving corporation;

RESOLVED, that each share of common stock, $.01 par value per share, of Newco issued and outstanding immediately prior to the effective date of the merger shall, upon the effective date and by virtue of the merger, be canceled without payment therefor;

RESOLVED, that the merger shall become effective on the date specified in the Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware with respect to such merger;

RESOLVED, that the appropriate officers of the Company are hereby authorized and empowered to file the necessary documents with the Secretary of State of the State of Delaware, to incur the necessary expenses therefor and to take, or cause to be taken, all such further action and to execute and deliver or cause to be executed and delivered, in the name of and on behalf of the Company, all such further instruments and documents as any such officer may deem to be necessary or advisable in order to effect the purpose and intent of the foregoing resolutions and to be in the best interests of the Company (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments and documents, as the case may be, by or under the direction of any such officer); and

RESOLVED, that the prior actions of the officers and directors of the Company in undertaking to carry out the transactions contemplated by the foregoing resolutions be, and the same hereby are, in all respects, approved, adopted, ratified and confirmed.”

FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Company at any time prior to the time that this Certificate of Ownership and Merger filed with the Secretary of State of Delaware becomes effective.

FIFTH: The amended Certificate of Incorporation of the Company shall be the amended Certificate of Incorporation of the surviving corporation, with the exception that Article First of the amended Certificate of Incorporation shall be amended to read in its entirety as follows: “The name of the Corporation is YRC Worldwide Inc.”.

SIXTH: The merger shall be effective at 12:01 a.m. on January 3, 2006.

IT WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 30th day of December, 2005.

YELLOW ROADWAY CORPORATION

By:	/s/ Daniel J. Churay
Name:	Daniel J. Churay
Title:	Senior Vice President, General Counsel
and Secretary

3